Exhibit 4.62

EXECUTION COPY

FIRST AMENDMENT

This First Amendment to the Credit Agreement referred to below (this “First Amendment”), dated as of July 22, 2008, is among XM Satellite Radio Inc. (the “Borrower”), XM Satellite Radio Holdings Inc. (“Holdings”), and the undersigned lenders party to the Credit Agreement referred to below.

Reference is made to that certain Credit Agreement, dated as of June 26, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the lenders party thereto, UBS AG, Stamford Branch, as administrative agent (the “Administrative Agent”) and UBS Securities LLC, as Sole Bookrunner and Sole Lead Arranger. Capitalized terms used but not defined herein have the meanings given such terms in the Credit Agreement.

The Borrower and Holdings have informed the Administrative Agent that XM Escrow LLC, a newly formed, wholly-owned subsidiary of Holdings, intends to issue under the XM Escrow Senior Notes Indenture (as defined below) up to $1.0 billion aggregate principal amount of senior unsecured notes (the “XM Escrow Issuance”). The Borrower and Holdings have requested that the Required Lenders, in connection with the foregoing, agree to amend the Credit Agreement in connection with the XM Escrow Issuance and certain related matters.

Accordingly, the Lenders hereby agree to amend the Credit Agreement as set forth herein:

1. Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“First Amendment” means that certain First Amendment to this Agreement, dated as of July 22, 2008, among Holdings, the Borrower and the Lenders listed on the signature pages thereto.

“First Amendment Effective Date” has the meaning assigned to such term in Section 23 of the First Amendment.

“XM Escrow Merger” means the merger of XM Escrow LLC, a newly formed, wholly-owned subsidiary of Holdings, with and into the Borrower, with the Borrower as the surviving corporation.

“XM Escrow Senior Notes” means the up to $1.0 billion in aggregate principal amount of senior unsecured notes issued by XM Escrow LLC.

“XM Escrow Senior Notes Indenture” means the indenture made by XM Escrow LLC in favor of the trustee thereunder pursuant to which the XM Escrow Senior Notes will be issued.

2. The definition of “Asset Sale” is hereby amended by (a) in clause (vii) thereof, replacing the word “any” appearing immediately before the words “Qualified Sale and Leaseback Transaction” with the words “a single” and (b) deleting in clause (vii) thereof the words “, including an XM-4 Sale and Leaseback Transaction” appearing therein.

3. The definition of “Change in Control” in Section 1.01 of the Credit Agreement is hereby amended by adding the phrase “the XM Escrow Senior Notes,” in clause (b)(vi) thereof immediately after the phrase “the Owner Trustee Notes,” appearing therein.

4. The definition of “Permitted Holdings Debt” in Section 1.01 of the Credit Agreement is hereby amended by replacing in clause (b) thereof the words “an XM-4 Sale and Leaseback Transaction” with the words “a single Qualified Sale and Leaseback Transaction”.

5. The definition of “Permitted Investments” in Section 1.01 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (k) thereof, replacing the period at the end of clause (l) thereof with “; and”, and adding the following new clause (m) immediately after clause (l) thereof:

“(m) Investments by Holdings in XM Escrow LLC in an aggregate amount not to exceed $60,000,000 at any time the proceeds of which shall be used solely for payments of accrued interest, fees and expenses with respect to the XM Escrow Senior Notes prior to or at the time of the XM Escrow Merger.”

6. The definition of “Permitted Liens” in Section 1.01 of the Credit Agreement is hereby amended by:

a. deleting clause (u) thereof in its entirety and inserting “intentionally omitted” in place thereof; and

b. in clause (y) thereof, deleting the word “any” appearing before the words “Qualified Sale and Leaseback Transaction” and replacing it with the words “a single” and deleting the words “, with respect to the XM-4 Sale and Leaseback Transaction” appearing therein.

7. The definition of “Qualified Sale and Leaseback Transaction” is hereby amended and restated as follows:

““Qualified Sale and Leaseback Transaction” means the XM-4 Sale and Leaseback Transaction as in effect on the Fifth Amendment Effective Date”; provided that Indebtedness (the proceeds of which financed the purchase of the XM-4 Satellite Collateral) of a lessor in the XM-4 Sale and Leaseback Transaction that is assumed by Holdings, the Borrower or a Material Subsidiary following the termination of the associated lease and reacquisition of the associated assets by Holdings, the Borrower or such Material Subsidiary (as applicable) shall continue to constitute a Qualified Sale and Leaseback Transaction following such assumption and reacquisition as long as the Liens securing such Indebtedness do not spread to cover any other assets other than those that were subjected to such Liens pursuant to the XM-4 Sale and Leaseback Transaction immediately prior to such assumption and reacquisition.”.

8. Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Qualified Receivables” in its entirety.

9. Section 5.10 of the Credit Agreement is hereby amended by inserting the following new clause (i) immediately after clause (h) thereof:

“(i) Promptly (but in no event more than 30 days) following the termination of the Borrower’s obligations under the Participation Agreement and the release of the liens on all or any portion of the XM-4 Satellite Collateral securing such obligations, the Borrower and Holdings shall, and shall cause each Subsidiary Guarantor to, execute and/or amend any and all documents and instruments, and take all such further actions (including the filing and recording of financing statements, mortgages and other documents), necessary or advisable to grant and perfect a first priority security interest (subject to, (x) in the case of personal property other than Equity Interests, Permitted Liens, (y) in the case of Equity Interests, Liens referenced in clauses (a), (b), (f) and (g) of the definition of “Permitted Liens” and (z) in the case of real property, such Liens as shall be agreed upon by the Administrative Agent) in favor of the Collateral Agent, for the benefit of the Lenders, the other Existing Secured Parties and the Revolving Credit Facility Secured Parties, or, if the Release Date shall previously have occurred, the New Collateral Agent, for the benefit of the New Secured Parties and the Revolving Credit Facility Secured Parties, in the XM-4 Satellite Collateral and the Capital Stock of XM 1500 Eckington LLC and XM Investment LLC.”

10. Section 6.01(b) of the Credit Agreement is hereby amended by:

a. in clause (i) thereof, deleting the reference to “$500,000,000” appearing therein and replacing it with “$250,000,000”;

b. in clause (vi) thereof, deleting the reference to “(x),” appearing therein;

c. in clause (viii) thereof, deleting the words “incurred in the ordinary course of business” and replacing them with the words “directly related to Indebtedness permitted to be incurred under this Agreement”;

d. deleting clause (x) in its entirety and inserting the following in place thereof:

“(x) the incurrence by the Borrower of unsecured subordinated Indebtedness or Disqualified Stock in an aggregate principal amount not to exceed $250,000,000 at any time outstanding the proceeds of which are used to finance the construction, expansion, development or acquisition of music libraries and other recorded music programming, furniture, fixtures and equipment (including satellites, ground stations and related equipment); provided that such subordinated Indebtedness or Disqualified Stock, as applicable, shall have a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Loans and a final Stated Maturity of principal at least six months later than the Maturity Date;”

e. in clause (xii), replacing the words “any Qualified Sale and Leaseback Transaction, including an XM-4 Sale and Leaseback Transaction” appearing therein with the words “a single Qualified Sale and Leaseback Transaction”;

f. adding the following at the end of clause (xv) thereof:

“if such MLB Letters of Credit are not drawn upon, or, if and to the extent drawn upon, such drawing is not reimbursed within ten Business Days following payment on such MLB Letters of Credit”; and

g. deleting the “and” at the end of clause (xvi) thereof, replacing the period at the end of clause (xvii) thereof with “; and”, and adding the following new clause (xviii) immediately after clause (xvii) thereof:

“(xviii) The incurrence by Holdings and any Subsidiary Loan Party of unsecured Indebtedness represented by unsecured Guarantees of the XM Escrow Senior Notes; provided, however, that (i) the obligations contained in such unsecured Guarantees shall not become effective prior to the consummation of the XM Escrow Merger, (ii) such unsecured Guarantees shall be in form and substance reasonably satisfactory to the Administrative Agent and (iii) the proceeds of the XM Escrow Senior Notes shall be used, substantially concurrently with the consummation of the XM Escrow Merger, solely to repay the Senior Fixed Rate Notes or other Existing Indebtedness, including the payment of all accrued interest thereon and the amount of all expenses, consent fees and premiums incurred in connection therewith.”

11. Section 6.01 of the Credit Agreement is hereby amended by inserting the words “(and later reclassify)” after the word “classify”.

12. Section 6.03 of the Credit Agreement is hereby amended by deleting the “or” appearing immediately before the “(y)” in the last sentence of clause (a) thereof and replacing it with “,” and inserting the words “or (z) the XM Escrow Merger; provided that, at the time of the XM Escrow Merger, the assumption by the Borrower of the obligations of XM Escrow LLC under the XM Escrow Senior Notes is permitted under Section 6.01, whether as Permitted Refinancing Indebtedness or otherwise,” immediately after the phrase “the Parent Company Merger” appearing therein.

13. Section 6.05(a) of the Credit Agreement is hereby amended by replacing the words “a Qualified Sale and Leaseback Transaction, including an XM-4 Sale and Leaseback Transaction” appearing therein with the words “a single Qualified Sale and Leaseback Transaction and any Permitted Refinancing Indebtedness in respect thereof”.

14. Section 6.06(a)(ii) of the Credit Agreement is hereby amended by adding the following proviso to the end thereof immediately before the period:

“provided, however, that Restricted Payments made pursuant to this clause (ii) shall be made solely by the Borrower to Holdings (and shall not be made by Holdings to any other Person) and shall be made solely to the extent that (1) Holdings in turn uses all amounts paid to it pursuant to this clause (ii) solely, and reasonably promptly upon receipt thereof, for the payment of expenses in the ordinary course of its business (which may include payments of amounts due to vendors in respect of its satellites and the payment of interest then due and payable (but not the payment of principal) with respect to its Convertible Senior Notes due 2009) and (2) Holdings is a party to the Guarantee Agreement and the other Loan Documents to which it is a party as of the Fifth Amendment Effective Date”.

15. Section 6.06(b) of the Credit Agreement is hereby amended by deleting clause (xv) thereof in its entirety and inserting the following in place thereof:

“(xv) the payment of dividends or the making of one or more distributions by the Borrower to Holdings in an aggregate amount not to exceed $40,000,000 the proceeds of which shall be used by Holdings solely, and reasonably promptly upon receipt thereof, in accordance with clause (m) of the definition of Permitted Investments.”.

16.	Section 6.07(b) of the Credit Agreement is hereby amended by:

a. in clause (vi) thereof, replacing the “and” immediately after the words “subclauses (h)” with “,” and inserting the words “and (m)” immediately after “(i)” in clause (vi) thereof; and

b. deleting the “and” at the end of clause (x) thereof, replacing the period at the end of clause (xi) thereof with “; and”, and adding the following new clause (xii) immediately after clause (xi) thereof:

“(xii) the XM Escrow Merger.”

17. Section 6.11(b) of the Credit Agreement is hereby amended by adding the phrase “or, from and after the consummation of the XM Escrow Merger, the XM Escrow Senior Notes Indenture,” immediately after the words “the Senior Notes Documents” on the third line thereof.

18. Section 6.14 of the Credit Agreement is hereby amended by:

a. adding the phrase “, the XM Escrow Senior Notes, the Convertible Senior Notes due 2009 issued by Holdings” immediately after the first two appearances of the words “New Senior Notes” therein; and

b. replacing the “and” at the end of clause (x) in the proviso thereof with “,” and replacing the period at the end of clause (y) in the proviso thereof with the following:

“and (z) any cash or Cash Equivalents of the Borrower may be used as set forth in clause (m) of the definition of “Permitted Investments”.”

19. Section 9.05 of the Credit Agreement is hereby amended by:

a. adding the following into the last sentence of clause (a) thereof immediately after the reference to “6.03(a),”:

“6.06 (except as provided in Schedule 9.05(a)),”

b. replacing the text “and 6.13” appearing in the last sentence in clause (a) thereof with “, 6.13 and 6.14; and

c. adding the following new clause (d) immediately after clause (c) thereof:

“(d) So long as the XM Escrow Senior Notes are obligations of XM Escrow LLC and not of the Borrower, the restrictions set forth in Section 6.14 hereof shall not prohibit any Investment made by Holdings in XM Escrow LLC in accordance with clause (m) of the definition of “Permitted Investments”.”

20. The Credit Agreement is hereby amended by deleting Schedule 6.06 in its entirety and each reference thereto in the Credit Agreement.

21. Schedule 9.05(a) to the Credit Agreement is hereby amended by deleting the words “the Existing 10% Notes, or” and “the Existing 10% Notes or” that appear in clause (i) under the heading “Section 6.06 Restricted Payments”.

22. The Credit Agreement is hereby further amended as set forth on Annex A attached hereto.

23. The amendments included in this First Amendment, subject to the proviso below, shall be effective when (i) the Administrative Agent shall have received a counterpart signature page of this First Amendment duly executed by each of the Loan Parties and each of the Required Lenders and (ii) the “Fifth Amendment Effective Date” shall have occurred under the Revolving Credit Facility Agreement (the date on which such conditions are satisfied, the “First Amendment Effective Date”); provided that, notwithstanding the foregoing, the amendments in Sections 2, 4, 6, 7, 8, 10(a) – (f), 13, 14, 20 and 22 of this First Amendment shall not become effective until the later of (x) the First Amendment Effective Date and (y) the earlier of (1) the effectiveness of the XM Escrow Merger and (2) the effectiveness of the Exchange Notes Indenture (as defined in Annex A hereto).

24. The Required Lenders hereby (x) consent to any amendment of the Loan Documents that may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of Section 5.10(i) of the Credit Agreement, (y) agree that no further consent or agreement of the Required Lenders shall be necessary to effectuate any such amendment that is satisfactory to the Administrative Agent and (z) confirm for the avoidance of doubt that they do not object to the modifications to the Revolving Credit Facility Agreement contained in that certain Fifth Amendment to the Revolving Credit Facility Agreement including, without limitation, the amendments set forth on Annex A thereto (the “Revolving Credit Facility Amendment”), dated as of the date of this First Amendment, among the Borrower, Holdings and the lenders party to the Revolving Credit Facility Agreement signatory to such Revolving Credit Facility Amendment.

25. The Required Lenders hereby irrevocably authorize the Administrative Agent to, and authorize the Administrative Agent to direct the Collateral Agent to, enter into and execute any amendments or modifications to Section 3.2(a)(1) of each of the Existing Intercreditor Agreements that may be necessary or appropriate, in the opinion of the Administrative Agent, to broaden the representation therein so that it may be made by any Person that may choose to and is otherwise permitted by the Loan Documents to become a Secured Party and/or Additional Creditor (each as defined in the Existing Intercreditor Agreements), regardless of whether such Person is a corporation, national banking association or state licensed branch of a foreign bank, which amendments or modifications may take the form of a representation to the effect that the subject Person is duly formed or organized, existing and in good standing under the laws of the jurisdiction of its formation or organization, and which amendments or modifications shall be effective as of the Closing Date.

26. The Borrower hereby agrees to pay a fee (the “Amendment Fee”) to the Lenders executing this First Amendment on or prior to 12:00 PM New York time on July 22, 2008 in an aggregate amount equal to 0.125% of such Lenders’ outstanding Commitments as of the First Amendment Effective Date, which Amendment Fee shall be received by the Administrative Agent no later than the Merger Effective Time for distribution to such Lenders (provided, that, for the avoidance of doubt, such Lenders shall not be entitled to payment of such Amendment Fee until the Merger Effective Time).

27. Each Guarantor is referred to herein as a “Loan Support Party” and collectively as the “Loan Support Parties”, and the Loan Documents to which they are a party are collectively referred to herein as the “Loan Support Documents”. Each Loan Support Party hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this First Amendment and consents to the amendment of the Credit Agreement effected pursuant to this First Amendment (including, without limitation, the amendments set forth on Annex A hereto). Each Loan Support Party hereby confirms that each Loan Support Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Support Documents the payment and performance of all “Obligations” under each of the Loan Support Documents to which it is a party (in each case as such terms are defined in the applicable Loan Support Document). Each Loan Support Party acknowledges and agrees that each of the Loan Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this First Amendment (including, without limitation, the amendments set forth on Annex A hereto). Each Loan Support Party acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this First Amendment (including, without limitation, the amendments set forth on Annex A hereto), such Loan Support Party is not required by the terms of the Credit Agreement or any other Loan Support Document to consent to the amendments to the Credit Agreement effected pursuant to this First Amendment and (ii) nothing in the Credit Agreement, this First Amendment (including, without limitation, the amendments set forth on Annex A hereto) or any other Loan Support Document shall be deemed to require the consent of such Loan Support Party to any future amendments to the Credit Agreement.

Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a further consent to, or any waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by and in accordance with this First Amendment.

THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This First Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective officers as of the day and year first above written.

XM SATELLITE RADIO INC.

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief
Financial Officer

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief
Financial Officer

XM EQUIPMENT LEASING LLC

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief
Financial Officer

XM RADIO INC.

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief
Financial Officer

[XM – Signature Page to First Amendment to Credit Agreement]

UBS AG STAMFORD BRANCH,
as ADMINISTRATIVE AGENT

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

UBS AG, Stamford Branch, as a Lender

By:	/s/ Douglas Gervolino
Name:	Douglas Gervolino
Title:	Director, Banking Products Services, US

By:	/s/ Leslie Evans
Name:	Leslie Evans
Title:	Associate Director, Banking Product Services, US

FIELD POINT III, LTD., as a Lender

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory

FIELD POINT IV, LTD., as a Lender

By:	/s/ Richard Petrilli
Name:	Richard Petrilli
Title:	Authorized Signatory

[XM – Signature Page to First Amendment to Credit Agreement]

GRAND CENTRAL ASSET TRUST, SIL SERIES, as a Lender

By:	/s/ Bernard Marasa
Name:	Bernard Marasa
Title:	As Attorney-In-Fact

Annex A

Additional Amendments

A. If (i) the Borrower issues new notes (the “Exchange Notes”) in exchange for any of the Senior Fixed Rate Notes and the indenture in respect of such new notes (the “Exchange Notes Indenture”) does not contain a specific, stand-alone carve-out in the indebtedness covenant to permit $100 million of capital leases, purchase money indebtedness and/or sale and leaseback transactions and/or a specific, stand-alone carve-out in the lien covenant for liens in respect of such capital leases, purchase money indebtedness and/or sale and leaseback transactions (collectively, the “Specified Baskets”), or (ii) the XM Escrow Senior Notes Indenture does not contain the Specified Baskets, then the Credit Agreement will, upon the later of (1) the First Amendment Effective Date and (2) the earlier to occur of (x) the effectiveness of the Exchange Notes Indenture and (y) the effectiveness of the XM Escrow Merger, and without any further action on the part of the Borrower, any Guarantor or any Lender, be automatically amended as set forth below:

1. The definition of “Permitted Liens” in Section 1.01 of the Credit Agreement is amended by deleting clause (e) thereof in its entirety and inserting “intentionally omitted” in place thereof.

2. Section 5.10(f)(ii) of the Credit Agreement will be amended by deleting the words “(except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(b)(v) that is secured by a Lien permitted pursuant to clause (e) of the definition of Permitted Lien (to the extent such clause (e) refers to Section 6.01(b)(v)))” appearing therein.

3. Section 6.01(b) of the Credit Agreement will be amended by:

a.	deleting clause (v) in its entirety and inserting “intentionally omitted” in place thereof; and

b.	in clause (vi) thereof, deleting the reference to “(v),” appearing therein.

4. Section 6.05 of the Credit Agreement will be amended by:

a.	deleting the “(a)” appearing therein;

b.	deleting the “or” at the end of clause (a); and

c.	deleting clause (b) in its entirety.

B. If the Exchange Notes Indenture or the XM Escrow Senior Notes Indenture includes the issuance of a letter of credit for the account of a specified Person as “Indebtedness” under and as defined in such Exchange Notes Indenture or the XM Escrow Senior Notes Indenture, as applicable, and does not contain a specific, stand-alone carve-out in the indebtedness covenant for the MLB Letter of Credit and/or a specific, stand-alone carve-out in the lien covenant for the MLB Letter of Credit Cash Collateral, then the Credit Agreement will, upon the later of (1) the First Amendment Effective Date and (2) the earlier to occur of (x) the effectiveness of the Exchange Notes Indenture and (y) the effectiveness of the XM Escrow Merger, and without any further action on the part of the Borrower, any Guarantor or any Lender, be automatically amended as set forth below:

1. The definition of “Permitted Liens” in Section 1.01 of the Credit Agreement will be amended by replacing clause (z) thereof with the following:

“(z) Liens on cash in an amount not to exceed $120,000,000 and Liens on MLB Intellectual Property, in each case, incurred in connection with the MLB Contract while such agreement is in effect.”

2. Section 1.01 of the Credit Agreement will be amended by deleting the definitions of “MLB Letter of Credit” and “MLB Letter of Credit Cash Collateral” in their entirety.

3. Section 6.01(b) of the Credit Agreement will be amended by deleting clause (xv) in its entirety and inserting “intentionally omitted” in place thereof.

C. If the XM Escrow Senior Notes Indenture and, if the Borrower issues Exchange Notes, the Exchange Notes Indenture, each, upon the effectiveness thereof, contain a separate, stand-alone Convertible Senior Notes Interest Payment Basket (as defined below) in the restricted payments covenant set forth therein, then the Credit Agreement will, upon the later of (1) the First Amendment Effective Date and (2) the earlier to occur of (x) the effectiveness of the Exchange Notes Indenture and (y) the effectiveness of the XM Escrow Merger, and without any further action on the part of the Borrower, any Guarantor or any Lender, be automatically amended to add the Convertible Senior Notes Interest Payment Basket to Section 6.06(b) of the Credit Agreement as a new clause appearing at the end thereof (and the clause preceding it shall be modified to delete the period at the end thereof and replace such period with a semicolon, followed by the word “and”); provided that, notwithstanding the foregoing, if (x) at the time of the effectiveness of the XM Escrow Merger the Exchange Notes shall not have been issued and the Exchange Notes are subsequently issued and the Exchange Notes Indenture does not contain the Convertible Senior Notes Interest Payment Basket, or (y) at the time of the effectiveness of the Exchange Notes Indenture the XM Escrow Merger shall not then have occurred and it shall subsequently occur and at such time the XM Escrow Senior Notes Indenture shall not contain the Convertible Senior Notes Interest Payment Basket, then, in the case of either clause (x) or (y), the Credit Agreement will, without any further action on the part of the Borrower, any Guarantor or any Lender, be automatically amended to remove the Convertible Senior Notes Interest Payment Basket.

“Convertible Senior Notes Interest Payment Basket” means a carve out to the applicable restricted payment covenant which reads as follows (with such modifications as may be made to the XM Escrow Senior Notes Indenture and/or the Exchange Notes Indenture in order to accommodate capitalized terms set forth below that are specific to the Credit Agreement, it being understood that the intention of this paragraph C is that the basket to be added to the Credit Agreement provide for no greater Restricted Payment capacity in respect of the matters described below than the comparable basket that may appear in the XM Escrow Senior Notes Indenture and/or the Exchange Notes Indenture and it being further understood that the amount of the comparable basket that may appear in the XM Escrow Senior Notes Indenture and/or the Exchange Notes Indenture may be greater than $25,000,000):

“[(    )] the payment of dividends or the making of one or more distributions by the Borrower to Holdings the proceeds of which are used by Holdings promptly after receipt thereof solely to pay interest, fees and expenses then due and payable with respect to its Convertible Senior Notes due 2009, provided that (x) the amount of all such Restricted Payments in the aggregate shall not exceed $25,000,000 at any time from the First Amendment Effective Date through the Maturity Date and (y) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.”